Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan of our report dated March 28, 2018, relating to the consolidated financial statements of Helix TCS, Inc. and Subsidiaries, as of December 31, 2017 and December 31, 2016, included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2018, and as amended and filed with the Commission on April 4, 2018.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

January 10, 2019